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                                                                  EXHIBIT 17.A


             DATED 30 NOVEMBER 2002 WITH EFFECT FROM 29 NOVEMBER 2002


                  BEHEER-EN BELEGGINGSMAATSCHAPPIJ TEWINA B.V.
                                  as Guarantor


                                     - and -


                 CREDIT AGRICOLE LAZARD FINANCIAL PRODUCTS BANK
                                 as Beneficiary


                     --------------------------------------

                                DEED OF GUARANTEE

                     --------------------------------------


                                                         HERBERT SMITH
                                                         Exchange House
                                                         Primrose Street
                                                         London EC2A 2HS
                                                         FINANCE DIVISION
                                                         Tel: 020-7374 8000
                                                         Fax: 020-7374 0888
                                                         Ref: 2390/2409/30830495

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                                TABLE OF CONTENTS

CLAUSE      HEADINGS                                                           PAGE
1.      INTERPRETATION...........................................................1

2.      GUARANTEE AND INDEMNITY..................................................2

3.      CONTINUING GUARANTEE.....................................................3

4.      REINSTATEMENT............................................................3

5.      WAIVER OF DEFENCES.......................................................3

6.      IMMEDIATE RECOURSE.......................................................4

7.      APPROPRIATIONS...........................................................4

8.      DEFERRAL OF GUARANTOR'S RIGHTS...........................................4

9.      ADDITIONAL SECURITY......................................................5

10.     RETENTION OF THIS GUARANTEE..............................................5

11.     WARRANTIES AND OBLIGATIONS OF THE GUARANTOR..............................5

12.     SET-OFF..................................................................7

13.     MISCELLANEOUS............................................................8

14.     LIMITED RECOURSE.........................................................8

15.     LAW, JURISDICTION AND SERVICE............................................9

16.     NOTICES..................................................................9

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THIS DEED OF GUARANTEE dated 29 November 2002 and made between:

(1) BEHEER-EN BELEGGINGSMAATSCHAPPIJ TEWINA B.V. a private limited company (BESLOTEN VENNOOTSCHAP MET AANSPRAKELIJKHEID) organised under the laws of The Netherlands, having its registered office at Parnassustoren, Locatellikade 1, 1076 Amsterdam, The Netherlands as "GUARANTOR";

(2) CREDIT AGRICOLE LAZARD FINANCIAL PRODUCTS BANK, whose registered office is at 11 Moorfields Highwalk, London EC2 9DY as "BENEFICIARY".

WITNESSES as follows:

1.    INTERPRETATION

1.1 Terms defined in the Transaction Documents (as defined below) shall, unless otherwise defined in this Guarantee or unless a contrary intention appears, bear the same meanings when used in this Guarantee and the following terms shall have the following meaning:

      1.1.1 "CALL OPTION AGREEMENTS" means the two call option agreements, each dated 29 November 2002, entered into between the Guarantor and Trief Corporation S.A. in relation to certain shares in Trader Classified Media N.V.;

      1.1.2 "GUARANTEED LIABILITIES" means all monies, obligations and liabilities owed, payable or to be performed by the Obligor in favour of the Beneficiary under or in connection with the Transaction Documents;

      1.1.3  "GUARANTEE" means this Deed of Guarantee;

      1.1.4 "OBLIGOR" means Floscule B.V., a private limited liability company (BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID) organised under the laws of The Netherlands, having its registered office at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, The Netherlands;

      1.1.5 "PUT OPTION AGREEMENT" means the put option agreement dated 29 November 2002, entered into between the Guarantor and Wendel Investissement in relation to certain shares in Trader Classified Media N.V.;

      1.1.6 "SHARE PLEDGE" means the notarial deed of pledge under Dutch law dated 29 November 2002 between the Obligor and the Beneficiary;

      1.1.7 "SWAP AGREEMENT" means the 1992 ISDA Master Agreement (Multicurrency - Cross Border) and related schedule dated as of 29 November 2002 between the Obligor and the Beneficiary and the confirmation dated 29 November 2002 forming part of such agreement and evidencing the terms of an equity swap transaction with a trade date of 29 November 2002 between the parties in relation to certain shares in Trader Classified Media N.V.;

      1.1.8 "TRANSACTION DOCUMENTS" means each of the Swap Agreement and the Share Pledge; and

      1.1.9 "WENDEL GUARANTEE" means any guarantee or other assurance of performance entered into by Wendel Investissement in favour of the Guarantor.

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1.2   Unless a contrary intention appears, words defined in the Companies Act
      1985 (as amended by the Companies Act 1989) have the same meanings in this Guarantee.

1.3   In this Guarantee:

      1.3.1 unless the context otherwise requires, the singular includes the plural and vice versa;

      1.3.2 headings and the use of bold or italicised typeface shall be ignored in its construction;

      1.3.3 references to the "BENEFICIARY" shall include its respective successors, assignees or transferees;

      1.3.4 reference to any enactment shall include reference to such enactment as re-enacted, amended or extended;

      1.3.5 a reference to a Clause, or Schedule is, unless indicated to the contrary, a reference to a clause or schedule to this Guarantee;

      1.3.6 references to this Guarantee shall be construed as references also to any separate or independent stipulation or agreement contained in it;

      1.3.7 a reference to another agreement (including any Transaction Document) shall be construed as a reference to such agreement as the same may have been modified, extended, amended, varied or supplemented or novated from time to time;

      1.3.8 the words "OTHER", "OR OTHERWISE" and "WHATSOEVER" shall not be construed eiusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to;

      1.3.9 references to any form of property or asset shall include a reference to all or any part of that property or asset); and

      1.3.10 the word "INCLUDING" is without limitation.

1.4 This Guarantee is intended to take effect as a deed notwithstanding that the Beneficiary may have executed it under hand only.

1.5 No term of this Guarantee is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.

2.    GUARANTEE AND INDEMNITY

2.1   The Guarantor irrevocably and unconditionally:

      2.1.1 guarantees to the Beneficiary punctual performance by the Obligor of all of the Guaranteed Liabilities;

      2.1.2 undertakes with the Beneficiary that whenever the Obligor does not pay any amount when due under or in connection with the Transaction Documents, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

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      2.1.3  indemnifies the Beneficiary immediately on demand against any cost, loss or liability suffered by the Beneficiary if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Beneficiary would otherwise have been entitled to recover but for such unenforceability, invalidity or illegality.

3.    CONTINUING GUARANTEE

3.1 This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable in respect of the Guaranteed Liabilities by the Obligor or the Guarantor, regardless of any intermediate payment or discharge in whole or in part or other matter whatsoever.

4.    REINSTATEMENT

4.1 If any payment by the Obligor or the Guarantor or any discharge given by the Beneficiary (whether in respect of the obligations of any Obligor or Guarantor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

      4.1.1 the liability of the Obligor and the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

      4.1.2 the Beneficiary shall be entitled to recover the value or amount of that security or payment from the Obligor or the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

5.    WAIVER OF DEFENCES

5.1 The obligations of the Guarantor under this Guarantee will not be affected by any act, omission, matter or thing which, but for this Clause 5, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or the Beneficiary) including:

      5.1.1 any time, waiver or consent granted to, or composition with, the Obligor or other person;

      5.1.2 the release of the Obligor or any other person under the terms of any composition or arrangement with any creditor of the Obligor;

      5.1.3 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

      5.1.4 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Obligor or any other person;

      5.1.5 any amendment (however fundamental including, without limitation, any amendment which has the effect of increasing the liability of the Guarantor) or replacement of any Transaction Document or any other document or security;

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      5.1.6  any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security;

      5.1.7  any insolvency or similar proceedings; or

      5.1.8 any act or omission which would not have discharged or affected the liability of the Guarantor had it been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

6.    IMMEDIATE RECOURSE

6.1 The Guarantor waives any right it may have of first requiring the Beneficiary (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of any Transaction Document to the contrary.

7.    APPROPRIATIONS

7.1 Until all amounts which may be or become payable by the Obligor under or in connection with the Transaction Documents have been irrevocably paid in full, the Beneficiary (or any trustee or agent on its behalf) may:

      7.1.1 refrain from applying or enforcing any other moneys, security or rights held or received by the Beneficiary (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

      7.1.2 hold in an interest-bearing suspense account any moneys received from the Obligor or on account of the Guarantor's liability under this Guarantee.

8.    DEFERRAL OF GUARANTOR'S RIGHTS

8.1 Until all amounts which may be or become payable by the Obligor under or in connection with the Transaction Documents have been irrevocably paid in full and unless the Beneficiary otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under this Guarantee:

      8.1.1  to be indemnified by the Obligor;

      8.1.2 to claim any contribution from any other guarantor of the Obligor's obligations under the Transaction Documents;

      8.1.3 to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Beneficiary under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Beneficiary;

      8.1.4 to claim any set-off or counterclaim against the Obligor or any other person liable or claim or prove in competition with the Beneficiary in the bankruptcy or liquidation of the Obligor or any other person liable or have the benefit of, or share in, any payment from or composition with, any Obligor or any other

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             person liable or any other security now or hereafter held by the
             Beneficiary for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Beneficiary, it will prove for the whole or any part of its claim in the liquidation or bankruptcy of the Obligor on terms that the benefit of such proof and of all of the money received by it in respect thereof shall be held on trust for the Beneficiary and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Beneficiary shall deem appropriate;

      8.1.5 to demand or accept repayment in whole or in part of any indebtedness now or hereafter due to the Guarantor from the Obligor or from any other person liable or accept any security in respect of the same or dispose of the same; or

      8.1.6 to take any action or exercise any right under the laws of any applicable jurisdiction which is analogous to any of the actions or rights referred to in Clauses 8.1.1 to 8.1.5 (inclusive) above.

9.    ADDITIONAL SECURITY

9.1 This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Beneficiary.

10.   RETENTION OF THIS GUARANTEE

10.1 The Beneficiary shall be entitled to retain this Guarantee after as well as before the payment or discharge of all of the Guaranteed Liabilities for such period as the Beneficiary may determine.

11.   WARRANTIES AND OBLIGATIONS OF THE GUARANTOR

11.1 The Guarantor warrants that it has not taken or received, and undertakes that until all the Guaranteed Liabilities or other amounts due under this Guarantee have been paid or discharged in full, it will not take or receive, the benefit of any security or encumbrance of any kind from the Obligor or any other person in respect of its obligations under this Guarantee.

11.2 The Guarantor makes the following representations and warranties in favour of the Beneficiary:

      11.2.1 it is duly formed and validly existing under the laws of its jurisdiction of formation;

      11.2.2 it has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of, this Guarantee;

      11.2.3 this Guarantee constitutes, subject to any general principles of law limiting its obligations, its legal, binding, valid and enforceable obligations;

      11.2.4 the entry into and performance by it of, and the transactions contemplated by, this Guarantee do not and will not conflict with:

             (A) any law or regulation or judicial or official order applicable to it; or

             (B)   its constitutional documents; or

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             (C)   any agreement or instrument which is binding upon it or any of its assets or result in the creation of (or a requirement for the creation of) any security or encumbrance of any kind over its assets;

      11.2.5 it has not engaged in any activities since 5 December 2001 other than:

             (A) those incidental to any registration under the laws of The Netherlands;

             (B) the execution of the Transaction Documents, this Guarantee, the Put Option Agreements and the Call Option Agreements (together the "DOCUMENTS"); and

             (C)   the activities referred to or contemplated in the Documents;

      11.2.6 it has no assets or liabilities other than arising out of the transactions contemplated by the Documents and in relation to the maintenance of its corporate existence;

      11.2.7

             (A)   it is solvent;

             (B)   it is able to pay its debts as and when they fall due;

             (C) it will not become unable to pay its debts as a consequence of entering into the Documents; and

             (D) the aggregate of its assets as stated in its accounting records exceeds the aggregate of its liabilities.

11.3 The representations and warranties set out in this Clause 11 are made on the date of this Guarantee and are deemed to be repeated each day whilst the Guarantor has any liability (actual or contingent) under this Guarantee.

11.4 The Guarantor hereby agrees to pay to the Beneficiary, in respect of any amount demanded from it in accordance with this Guarantee (to the extent that interest on such amount is not otherwise being paid pursuant to any agreement between any Guarantor and the Beneficiary) interest from first demand by the Beneficiary of the Obligor at the rate per annum which is two per cent. (2%) per annum above the cost to the Beneficiary (as conclusively determined by the Beneficiary) of funding the amount demanded, such interest being calculated daily on the basis of daily corresponding and the actual number of days elapsed.

      Such interest shall accrue due on a daily basis from the demand by the Beneficiary until actual payment by the Guarantor (both before and after any further demand or judgment or the liquidation of the Guarantor or the Obligor).

11.5 All payments under this Guarantee by the Guarantor shall be made without any set-off, counterclaim or equity and (subject to the following sentence) free from, clear of and without deduction for any taxes, duties, levies, imposts or charges whatsoever, present or future. If the Guarantor is compelled by the law of any applicable jurisdiction (or by an order of any regulatory authority in such jurisdiction) to withhold or deduct any sums in respect of taxes, duties, levies, imposts or charges from any amount payable to the Beneficiary under this Guarantee or, if any such

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      withholding or deduction is made in respect of any recovery under this
      Guarantee, the Guarantor shall pay such additional amount so as to ensure that the net amount received by the Beneficiary shall equal the full amount due to it under the provisions of this Guarantee had no such withholding or deduction been made.

11.6 The obligation of the Guarantor shall be to make payment to the Beneficiary in the currency in which, and at the time and place at which, the Guaranteed Liabilities are payable by the Obligor and/or any other amount is payable by the Guarantor hereunder. The obligation of each Guarantor under this Guarantee to make payments in any currency shall not be discharged or satisfied by any tender, or recovery pursuant to any judgment or otherwise, expressed in or converted into any other currency, except to the extent that tender or recovery results in the effective receipt by the Beneficiary of the full amount of the currency expressed to be payable under this Guarantee. To the extent that there is a shortfall between the amount of receipt in one currency and the amount due under this Guarantee in the original currency then the Beneficiary shall have a further separate cause of action against the Guarantor and shall be entitled to enforce this Guarantee to recover the amount of that shortfall.

11.7 All moneys received or held by the Beneficiary under this Guarantee in a currency other than the currency in which the Guaranteed Liabilities or any other amounts due under this Guarantee are denominated may from time to time be sold for such one or more of the currencies in which the Guaranteed Liabilities are denominated. The Guarantor shall indemnify the Beneficiary against the full cost (including all costs, charges and expenses) incurred in relation to such sale. The Beneficiary shall not have any liability to the Guarantor in respect of any loss resulting from any fluctuation in exchange rates after any such sale.

11.8 The Guarantor and the Beneficiary shall bear their own costs and expenses (including legal fees) in relation to the negotiation, preparation and execution of this Guarantee and the completion of the transactions contemplated by this Guarantee.

11.9 If contrary to this Guarantee the Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Beneficiary and shall be delivered to the Beneficiary on demand and if such asset or property is no longer capable of delivery the Guarantor shall pay to the Beneficiary an amount equal to the value of such asset or property.

12.   SET-OFF

12.1 The Beneficiary may (but is not obliged to) set-off any obligation in respect of Guaranteed Liabilities which is due and payable by the Guarantor against any obligation (contingent or otherwise) owed by the Beneficiary to that Guarantor (regardless of the place of payment, booking, branch or currency of either obligation) and apply any credit balance to which that Guarantor is entitled on any account with the Beneficiary in such order as it shall deem appropriate. The Beneficiary may, at the cost of the Guarantor, effect any currency exchanges as the Beneficiary considers are appropriate to implement such set-off.

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13.   MISCELLANEOUS

13.1 Any determination by the Beneficiary under this Guarantee is binding on the Guarantor in the absence of manifest error.

13.2 Any certificate from the Beneficiary as to any amount due under this Guarantee is conclusive and binding on the Guarantor in the absence of manifest error.

13.3 If this Guarantee ceases to be continuing for any reason whatsoever the Beneficiary may nevertheless continue any account of the Obligor or open one or more new accounts and the liability of the Guarantor under this Guarantee shall not in any manner be reduced or affected by any subsequent transactions or receipts or payments into or out of any such account.

13.4 Save as expressly provided in this Guarantee, no failure to exercise, or delay in exercising, on the part of any party to this Guarantee any right, power or privilege under this Guarantee shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise, or the exercise of any other right, power or privilege. No waiver by the Beneficiary shall be effective unless it is in writing. The rights and remedies of the Beneficiary are cumulative and not exclusive of any rights or remedies provided by law.

13.5 This Guarantee shall remain binding on the Guarantor notwithstanding any change in the ownership or constitution of the Beneficiary or its absorption in, or amalgamation with, any person or any reconstruction or reorganisation of it, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any assignee, transferee or other successor in title to the Beneficiary in the same manner as if such assignee, transferee or other successor in title had been named in this Guarantee as a party instead of, or in addition to, the Beneficiary.

13.6 This Guarantee may be executed in any number of counterparts each of which, when executed and delivered, shall constitute an original but all the counterparts shall together constitute the same instrument.

13.7 If, at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under the law of any relevant jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guarantee, nor the legality, validity or enforceability of that provision under the law of any other jurisdiction, shall be affected or impaired in any way.

13.8 The Guarantor may not assign any rights it has under this Guarantee. The Beneficiary may assign and transfer all or any part of its rights and obligations under this Guarantee to Credit Agricole S.A. in accordance with the provisions of Part 5(l) (EXCEPTION TO TRANSFER RESTRICTION (PARTY
      A)) of the Swap Agreement.

14.   LIMITED RECOURSE

      The obligations of the Guarantor under this Guarantee are limited recourse obligations which may only be satisfied out of the rights of the Guarantor under the Put Option Agreement [and under the Wendel Guarantee] and not out of any other assets of the Guarantor.

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15.   LAW, JURISDICTION AND SERVICE

15.1 This Guarantee is governed by and shall be construed in accordance with the laws of England.

15.2 The Guarantor agrees for the benefit of the Beneficiary that the High Court of Justice in England is to have jurisdiction (subject as provided below) in relation to any claim, dispute or difference concerning this Guarantee and in relation to, or in relation to the enforcement of, any judgment relating to any such claim, dispute or difference.

15.3 Such submission to jurisdiction shall be without prejudice to the rights of the Beneficiary to bring legal proceedings in any other jurisdiction and to serve process in any other manner effective under the law of the appropriate jurisdiction. Legal proceedings by the Beneficiary in any one or more jurisdictions shall not preclude legal proceedings by it in any other jurisdiction.

15.4 The Guarantor agrees that any process may be served on it by leaving a copy of it at the Guarantor's address for service ascertained in accordance with the provisions of Clause 16 (NOTICES) or in any other manner allowed by law.

16.   NOTICES

16.1 Any demand or notice by the Beneficiary under this Guarantee shall be sufficiently made or given if it is in writing signed by an officer of the Beneficiary and shall, without prejudice to any other effective mode of making the same, be deemed to have been properly served on the addressee:

      16.1.1 if served on any one of the directors or the secretary of the Guarantor personally; or

      16.1.2 if delivered or sent by first class letter post or facsimile transmission to the Guarantor at the address of its agent for service of process.

16.2  Any such demand or notice sent by:

      16.2.1 first class letter post shall, if posted before the last scheduled collection of letters from the place of posting on any day, be deemed to have been served on the addressee at 10 a.m. (London time) on the next Business Day following the day of posting, notwithstanding that it be undelivered or returned undelivered and, in proving such service, it shall be sufficient proof that the notice or demand was properly addressed and posted;

      16.2.2 facsimile on a Business Day shall be deemed to have been served at the time of despatch or transmission if despatched or transmitted during office hours. If despatched or transmitted after the close of business in London it shall be deemed to be received the following day.

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16.3  The address for service of the Beneficiary shall be:

      Credit Agricole Lazard Financial Products Bank
      11 Moorfields Highwalk
      London EC2Y 9DY

      Fax:   +44 (0) 20 7815 1966
      Attention: Derivatives Administration

16.4 For the purposes of this Guarantee, the Guarantor appoints Trusec Limited of 2 Lamb's Passage, London EC1Y 8BB to act as its agent for service of process and undertakes promptly to notify the Beneficiary if such person ceases to act as its agent for service of process and to provide details of its successor agent for service of process.

16.5 Any demand or notice to the Guarantor shall be copied to each of the following at the details specified below (or at such other details as such person(s) may notify in writing to the Beneficiary from time to time):

      John MacBain                        Testa, Hurwitz & Thibeault, LLP
      c/o Trader Classified Media         125 High Street
      56 Route de Vandoeuvres             Boston
      1253 Geneva                         MA 02110
      Switzerland                         USA

      Fax: +41 22 750 9909                Fax: +1 617 247 7100
                                          Attention: F. George Davitt
      Baker and McKenzie
      Leidseplein 29
      PO Box 2720
      1000 CS Amsterdam
      The Netherlands

      Fax: +31 20 626 7949
      Attention: Tom Mitchell

      PROVIDED THAT failure to give any copy notice to any of the above persons shall not invalidate the demand or notice served on the Guarantor.

16.6 Any communication to be made or delivered to the Beneficiary shall only be effective if expressly marked for the attention of the department or officer referred to above (or such other department or officer as the Beneficiary may from time to time specify for this purpose).

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IN WITNESS whereof this Guarantee has been executed and delivered as a Deed on the date first before written.

THE GUARANTOR

Signed as a deed on behalf of       )
BEHEER-EN                           ) /s/ Maria van der Sluijs-Plantz
BELEGGINGSMAATSCHAPPIJ              ) ----------------------------------
TEWINA                              ) TMF Management B.V.
B.V.,  a company                    )
incorporated in The Netherlands     ) /s/ Alexander Verheijen
by TMF Management B.V.,             ) ----------------------------------
Managing Directors, being persons   ) TMF Management B.V.
who in accordance with the laws     )
of that territory, are acting under )
the authority of the company        )


THE BENEFICIARY

SIGNED by                           )
for and on behalf of                )     /s/ Shelley Kainth
                                    )     -------------------------
CREDIT AGRICOLE LAZARD              )
FINANCIAL PRODUCTS BANK             )
                                    )
                                    )     -------------------------

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